Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of The RoyaLand Company Ltd.

We hereby consent to the inclusion in this Registration Statement of The RoyaLand Company Ltd. (the “Company”) on Form F-1 of our report dated March 1, 2023 except for Note 7 and the effects of the restatement disclosed in Note 2 as to which the date is June 30, 2023, related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended June 30, 2022 and 2021 which appears in this Registration Statement on Form F-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

June 30, 2023